Exhibit 99.1

VINEYARD NATIONAL BANCORP

Press Release

Vineyard National Bancorp Announces Quarterly Cash Dividend

Rancho Cucamonga, CA. (May 8, 2006) -- Vineyard National Bancorp (NASDAQ:VNBC) (the “Company”), the parent company for Vineyard Bank (the “Bank”), announced today that its Board of Directors has declared a quarterly cash dividend of $0.08 per share, payable on June 9, 2006, to shareholders of record as of May 26, 2006.

The Company, with $1.9 billion in assets, announced on April 20, 2006, its first quarter earnings and operating results for the period ended March 31, 2006. Net earnings for the period ended March 31, 2006 were $4.2 million, or $0.42 per diluted share, compared with net earnings of $4.4 million, or $0.45 per diluted share, for the comparable period in 2005. The results of the first quarter of 2006 were impacted by the growth of the loan portfolio and the corresponding provisions for probable loan losses, and the elevated levels of expenses related to the infrastructure put into place in late 2005. The return on average common equity was approximately 18.3% for the period, as compared to 21.0% for the corresponding period in the prior year.

“As we continue to focus on our top strategic initiatives which are: the reduction of funding costs, maintaining sufficient liquidity for our lending specialties, leveraging our infrastructure, and consistent earnings per share growth; the Company is pleased to continue its cash dividend program,” stated Norman Morales, President and Chief Executive Officer. “The Board of Directors and management are confident with the ongoing efforts in executing our strategic plan; we are thankful for the continued support of our shareholders and look forward to continued success in 2006.”

The Company is a bank holding company headquartered in Rancho Cucamonga, California, and the parent company of the Bank, also headquartered in Rancho Cucamonga, California. The Bank operates through twelve full-service branch offices in Los Angeles, Marin, Orange, Riverside, San Bernardino and San Diego counties of California, and three loan production offices located in Anaheim, Carlsbad, and Westlake Village, California. The Company’s common stock is traded on the NASDAQ National Market System under the ticker symbol “VNBC”.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Shareholder Relations:
1260 Corona Pointe Court, Corona, California 92879 Tel: (951) 271-4232 Fax: (951) 278-0041 Email address: shareholderinfo@vineyardbank.com